Consent of Independent
Registered Public Accounting Firm
We have issued our report dated February 24, 2022, with respect to the consolidated financial statements included in the Annual Report of The Lion Electric Company on Form 20-F for the year ended December 31, 2021.
We hereby consent to the inclusion of said report in the Annual Report of The Lion Electric Company for the fiscal year ended December 31, 2021.

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Canada
March 29, 2022